Exhibit 99.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
BLACKBOARD INC.,
WEBCT, INC.,
AND
COLLEGE ACQUISITION SUB, INC.
October 12, 2005

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Exhibit A — Form of Commitment Letter
Exhibit B — Form of Non-Competition Agreement
Exhibit C — Opinion of Counsel to the Company
Exhibit D — Opinion of Counsel to the Buyer and the Transitory Subsidiary
Exhibit E — Escrow Agreement

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AGREEMENT AND PLAN OF MERGER
     Agreement (the “Agreement”) entered into as of October 12, 2005 by and among Blackboard Inc., a Delaware corporation (the “Buyer”), College Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), and WebCT, Inc., a Delaware corporation (the “Company”).
     This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive cash in exchange for their capital stock of the Company.
     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.
ARTICLE I
THE MERGER
     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.
     1.2 The Closing. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Washington, D.C., commencing at 9:00 a.m. local time on the Closing Date.
     1.3 Actions at the Closing. At the Closing:
          (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;
          (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;
          (c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;
          (d) the Buyer or the Surviving Corporation shall pay (by check or by wire transfer) to each Company Stockholder the Initial Cash to which such Company Stockholder is entitled pursuant to Section 1.5; and
          (e) the Buyer, the Indemnification Representatives and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer or the Transitory Subsidiary shall deposit the aggregate Escrow Cash with the Escrow Agent in accordance with Section 1.9.
     1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.
     1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:
          (a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Company Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) an amount of cash equal to the Total Consideration Per Share for the respective class or series (and any issuance date within a series) of Company Shares.
          (b) Company Stockholders shall be entitled to receive as of the Closing for each Company Share held by them, a portion of the cash into which such Company Share was converted pursuant to this Section 1.5 equal to the Initial Cash Per Share, rounded in the aggregate for each Company Stockholder to the nearest $0.01 (the “Initial Cash”); the remainder of the cash into which their Company Shares were converted pursuant to this Section 1.5 (the “Escrow Cash”) shall be deposited in escrow pursuant to Section 1.9 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The Escrow Cash and the Initial Cash are herein referred to as the “Consideration”.
          (c) On or before the fifth business day prior to Closing, the Company will deliver to the Buyer a schedule (the “Distribution Schedule”) setting forth the Initial Cash, the Initial Cash Per Share, the Escrow Cash and the Total Consideration Per Share attributable to each class or series (and any issuance date within a series) of Company Shares in accordance with the Company’s certificate of incorporation then in effect. The Buyer shall be entitled to rely exclusively on the Distribution Schedule in making distributions of Consideration pursuant to this Section 1.5. The Distribution Schedule will provide that the Escrow Cash will be allocated to each class and series (and issuance date within a series) of Company Shares pro rata in accordance with the allocation of the Initial Cash Per Share.
          (d) For purposes of this Agreement, each of the following terms shall have the meaning set forth below:
“Banking Fee Deduction” shall mean one-half of the aggregate amount of any financial advisory and investment banking fees paid or incurred by the Company in connection with or as a result of this Agreement and the Merger.
“Initial Cash Amount” shall mean the Total Consideration less $18 million, subject to Section 1.9(b).
“Initial Cash Per Share” shall mean the portion of the Initial Cash Amount to which each Company Share is entitled as set forth on the Distribution Schedule.
“Total Consideration” shall mean an amount equal to $180 million minus (i) the Banking Fee Deduction, (ii) any payments made by the Company or any Subsidiary or due from the Company or any Subsidiary to employees of the Company in connection with the Merger, excluding any payments set forth on Schedule 1.5 hereto, and (iii) any cash payments made by the Company or any Subsidiary prior to or at the Effective Time in connection with the termination of the Options and Warrants as contemplated by Section 1.8.
“Total Consideration Per Share” shall mean the portion of the Total Consideration to which each Company Share is entitled as set forth on the Distribution Schedule (it being understood that such Total Consideration Per Share may vary among classes and series of Company Shares and among holders of any class or series depending on the applicable liquidation preference thereof; provided that the Total Consideration Per Share will be identical for each Company Share of the same class or series of Company Shares, except with respect to any series issued with multiple issuance dates, in which case, the Total Consideration Per Share will be identical for each Company Share with the same issuance date).
          (e) Each Company Share held in the Company’s treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.
          (f) Each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.
     1.6 Dissenting Shares.
          (a) Dissenting Shares shall not be converted into or represent the right to receive the Consideration, unless the Company Stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Consideration issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall pay (by check or by wire transfer) to the Payment Agent, if such event occurs prior to six months after the Closing Date, or to such holder if such event occurs thereafter for each such Company Share a portion of the cash into which such Company Share was converted pursuant to Section 1.5 equal to the Initial Cash Per Share, rounded in the aggregate for each such Company Stockholder to the nearest $0.01 (which cash shall be considered Initial Cash for all purposes of this Agreement); the remainder of the cash into which such holder’s Company Shares were converted pursuant to Section 1.5 shall be deposited in escrow pursuant to Section 1.9 and shall be held and disposed of in accordance with the terms of the Escrow Agreement (which cash shall be considered Escrow Cash for all purposes of this Agreement).

          (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.
     1.7 Exchange of Shares.
          (a) Prior to the Effective Time, the Buyer shall appoint the Payment Agent to effect the payment of the Initial Cash to the holders of Company Shares. On the Closing Date, the Buyer shall deliver to the Payment Agent, in trust for the benefit of holders of Certificates, and holders of Options who exercise such Options prior to the Effective Time as contemplated in Section 1.8 but do not hold Certificates, the Initial Cash Amount. As soon as practicable after the Effective Time, the Buyer shall cause the Payment Agent to send a notice and a transmittal form to each holder of a Certificate, and each holder of an Option who exercised such Option prior to the Effective Time as contemplated in Section 1.8 but does not hold a Certificate, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Payment Agent such Certificate in exchange for the Initial Cash payable to such Certificate holder pursuant to Section 1.5. Each holder of a Certificate, upon proper surrender thereof to the Payment Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Initial Cash payable to such holder pursuant to Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Consideration payable pursuant to Section 1.5. Holders of Certificates shall not be entitled to receive the Consideration to which they would otherwise be entitled until such Certificates are properly surrendered, provided, however, that to the extent permitted under Delaware law and the Company’s certificate of incorporation and by-laws, the parties acknowledge and agree that holders of Options who exercise such Options prior to the Effective Time as contemplated in Section 1.8 shall not receive Certificates in connection with such exercises but shall nevertheless be entitled to receive Consideration payable pursuant to Section 1.5.
          (b) If any Consideration is to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such Consideration that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Payment Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Payment Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Payment Agent nor any Party shall be liable to a holder of Company Shares for any Consideration payable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Payment Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Initial Cash issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer or the Payment Agent a bond in such sum as it may reasonably direct (it being agreed that any amount required by the Payment Agent shall be deemed reasonable) as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.
          (d) Any portion of the Initial Cash Amount which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Certificates who has not previously complied with this Section 1.7 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for Initial Cash.
          (e) To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Payment Agent shall be liable to any holder of Certificates, as the case may be, for such portion of the Initial Cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash payable to the holder of such Certificate pursuant to this Article I would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
          (f) Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.
     1.8 Options and Warrants.
          (a) The Company shall cause the termination, as of the Effective Time, of all then unexercised Options. The Company may permit the holders of Options to exercise such Options at any time prior to the Effective Time on a net-exercise basis. To the extent permitted under Delaware law and the Company’s certificate of incorporation and by-laws, the holders of such Options who so exercise such Options prior to the Effective Time shall be included on the Distribution Schedule and shall be entitled to receive Consideration in accordance with Section 1.5 without the requirement that the holders surrender Certificates pursuant to Section 1.7. For the avoidance of doubt, any net exercise of Options prior to the Effective Time shall not affect the Total Consideration, subject to Section 1.16. Any cash payment by the Company or any

Subsidiary in connection with the termination of any Option, however, shall reduce the Total Consideration as provided in clause (iii) of the definition of Total Consideration.
          (b) The Company shall cause the termination, as of the Effective Time, of all then unexercised Warrants. The Company may permit the holders of Warrants to exercise such Warrants at any time prior to the Effective Time on a net-exercise basis. For the avoidance of doubt, any net exercise of Warrants prior to the Effective Time shall not affect the Total Consideration. Any cash payment by the Company or any Subsidiary in connection with the termination of any Warrant, however, shall reduce the Total Consideration as provided in clause (iii) of the definition of Total Consideration.
          (c) The Company shall obtain, prior to the Closing, the consent from each holder of an Option or a Warrant to the termination of such Option or Warrant pursuant to this Section 1.8 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).
     1.9 Escrow.
          (a) On the Closing Date, the Buyer shall deposit with the Escrow Agent the aggregate Escrow Cash, for the purpose of securing the indemnification obligations of the Indemnifying Stockholders set forth in this Agreement. The aggregate Escrow Cash, along with any interest earned thereon while it is held in escrow, is referred to herein as the “Escrow Fund.” The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.
          (b) Notwithstanding anything herein to the contrary,
               (i) in the event that there are Dissenting Shares representing greater than 5% and not more than 10% of the outstanding Common Shares immediately prior to the Effective Time (calculated on a basis as if all outstanding Preferred Shares were converted into Common Shares), then the Initial Cash Amount shall be reduced by $500,000 and the aggregate Escrow Cash shall be increased by $500,000; or
               (ii) in the event that there are Dissenting Shares representing greater than 10% of the outstanding Common Shares immediately prior to the Effective Time (calculated on a basis as if all outstanding Preferred Shares were converted into Common Shares), then the Initial Cash Amount shall be reduced by $1,000,000 and the aggregate Escrow Cash shall be increased by $1,000,000;
provided, however, that any amounts placed in escrow pursuant to clause (i) or (ii) above shall be (x) available to cover only Damages described in Section 6.1(e) and shall not be available for any other purpose under Article VI or otherwise, and (y) released from escrow promptly upon any such amount no longer being required to indemnify the Buyer with respect to Damages described in Section 6.1(e).

          (c) The adoption of this Agreement and the approval of the Merger by the stockholders of the Company shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the aggregate Escrow Cash in escrow, the appointment of the Indemnification Representatives and the grant to the Indemnification Representatives of the power and authority to act on behalf of the Indemnifying Stockholders in such capacity pursuant to the Escrow Agreement.
     1.10 Certificate of Incorporation and By-laws.
          (a) The certificate of incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the certificate of incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.
          (b) The by-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the by-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.
     1.11 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.
     1.12 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for Consideration in accordance with Section 1.5, subject to Section 1.9 and to applicable law in the case of Dissenting Shares.
     1.13 Buyer Financing. The Company hereby acknowledges that the Buyer has delivered to the Company a financing commitment letter substantially in the form attached hereto as Exhibit A (the “Commitment Letter”).
     1.14 Employment Agreements. The Buyer hereby acknowledges that the Transitory Subsidiary and the Company employees listed on Schedule 1.14 hereto have entered into employment or consulting agreements (or amendments to existing such agreements), conditioned upon the closing of the Merger.
     1.15 Non-Competition Agreements. The Buyer hereby acknowledges that the Buyer and the Company employees listed on Schedule 1.15 hereto have entered into non-competition agreements substantially in the form attached hereto as Exhibit B.
     1.16 Taxes. Notwithstanding any other provision in this Agreement, the Buyer, the Surviving Corporation, the Company, the Transitory Subsidiary, the Payment Agent and the Escrow Agent shall have the right to deduct and withhold Taxes from any payment of

Consideration to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by law with respect to such payment or with respect to either the issuance or transfer of the Company Shares for which such payment is being made and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Company Stockholders and any other recipients of payments hereunder or contemplated hereby. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Company Stockholder or other recipient of payments in respect of which such deduction and withholding was made.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection in this Article II and such other sections or subsections to the extent expressly cross-referenced or otherwise expressly stated therein.
     2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its certificate of incorporation and by-laws. Except as set forth in Section 2.1 of the Disclosure Schedule, the Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws.
     2.2 Capitalization.
          (a) The authorized capital stock of the Company as of the date of this Agreement consists of (i) 41,400,000 Common Shares, of which 1,767,375 shares were issued and outstanding; and (ii) 24,745,778 Preferred Shares, of which (A) 58,891 shares have been designated as Series A Convertible Preferred Stock, all of which were issued and outstanding; (B) 280,000 shares have been designated as Series B Convertible Preferred Stock, of which 274,964 shares were issued and outstanding; (C) 49,785 shares have been designated as Series B1 Convertible Preferred Stock, none of which were issued and outstanding; (D) 3,805,658 shares have been designated as Series C Convertible Participating Preferred Stock, of which

3,805,648 were issued and outstanding; (E) 406,555 shares have been designated as Series C1 Convertible Participating Preferred Stock, none of which were issued and outstanding; (F) 724,888 shares have been designated as Series D Convertible Preferred Stock, none of which were issued and outstanding; (G) 4,750,000 shares have been designated as Series E Convertible Preferred Stock, of which 4,670,688 shares were issued and outstanding; (H) 700,000 shares have been designated as Series E1 Convertible Preferred Stock, none of which were issued and outstanding; (I) 1,470,000 shares have been designated as Series F Convertible Preferred Stock, of which 1,132,180 shares were issued and outstanding; (J) 8,500,000 shares have been designated as Series G Convertible Preferred Stock, of which 6,633,309 shares were issued and outstanding; (K) one share has been designated as Special Voting Preferred Stock and such share was issued and outstanding; and (L) 4,000,000 of which remain undesignated.
          (b) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Stock) the number of Common Shares (if any) into which such shares are convertible. None of the outstanding Common Shares are subject to a repurchase or redemption right on the part of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.
          (c) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares issued to date under such Plan, the number of Common Shares subject to outstanding Options under such Plan and the number of Common Shares reserved for future issuance under such Plan; (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has delivered or, if not delivered, made available to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Options and all Warrants. All of the shares of capital stock of the Company subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.
          (d) Except as set forth in this Section 2.2 or in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.
          (e) Except as set forth in Section 2.2 of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the best of the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.
          (f) Except as set forth in Section 2.2 of the Disclosure Schedule, the Company has not repurchased any capital stock of the Company.
     2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to obtaining the Requisite Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the requisite vote of all directors (which vote results shall be set forth on Section 2.3 of the Disclosure Schedule) (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
     2.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as well as premerger notification laws and regulations of other Governmental Entities, if applicable, and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, and except as set forth in Section 2.4 of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Company or the charter, by-laws or other organizational document of any Subsidiary, (b) require on the part of the Company or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets, except in the case of clause (c) above as would not have, individually or in the aggregate, a Company Material Adverse Effect.
     2.5 Subsidiaries.
          (a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.
          (b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where such failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered or, if not delivered, made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Except as set forth in Section 2.5(a) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.
          (c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.
     2.6 Financial Statements. True and correct copies of the Financial Statements are attached to Section 2.6 of the Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except to the extent set forth in the footnotes thereto) throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments consistent with past practice and do not include footnotes. Without limiting the generality of the foregoing, the deferred revenues reflected on the Financial Statements have been recorded in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent set forth in the footnotes thereto).
     2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) except as set forth in Section 4.4 of the Disclosure Schedule, neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (o) of Section 4.4.
     2.8 Undisclosed Liabilities. Except as set forth in Section 2.8 of the Disclosure Schedule, none of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet or described in the footnotes thereto, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet (other than, in the case of (b) and (c), contractual and other liabilities in connection with the transactions contemplated by this Agreement).
     2.9 Tax Matters.
          (a) Except as set forth in Section 2.9 of the Disclosure Schedule, each of the Company and the Subsidiaries has filed on a timely basis all U.S. federal, state, Canadian and provincial Tax Returns and other material Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. Except as set forth on Section 2.9(a) of the Disclosure Schedule, all Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.
          (b) The Company has delivered to the Buyer complete and correct copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary for all periods from and after December 31, 2001. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through December 31, 2001, but such taxable years may be subject to Internal Revenue Service examination to the extent that net operating loss carry-forwards are utilized (or reduce taxable income) in future tax years. The Company has delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of the Company and the Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after December 31, 2001. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.
          (c) Neither the Company nor any Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) except as set forth in Section 2.9(c) of the Disclosure Schedule, has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) is or will be obligated to make any gross-up payments in connection with the payments described in clause (iii) above; (v) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (vi) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).
          (d) None of the assets of the Company or any Subsidiary: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.
          (e) Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.
          (f) Except as set forth in Section 2.9(f) of the Disclosure Schedule or as a result of the transactions contemplated by this Agreement, since August 30, 2000, the Company has not had an “ownership change” within the meaning of Section 382(g) of the Code.
     2.10 Assets.
          (a) The Company or the applicable Subsidiary is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) reflected on the Most Recent

Balance Sheet or acquired by the Company or any Subsidiary since the Most Recent Balance Sheet Date, free and clear of all Security Interests. Each of the Company and the Subsidiaries owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
          (b) Section 2.10(b) of the Disclosure Schedule lists individually, as of the Most Recent Balance Sheet Date, each fixed asset (within the meaning of GAAP) of the Company or the Subsidiaries with a net book value in excess of $10,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date.
          (c) Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner and payment of all amounts due (other than with respect to the condition of such asset) under the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full in all material respects.
     2.11 Owned Real Property. Neither the Company nor any Subsidiary owns any Owned Real Property.
     2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, whether such Lease contains any extension and expansion options, and the annual rent payable thereunder. The Company has delivered or, if not delivered, made available to the Buyer complete and accurate copies of the Leases. With respect to each Lease:
          (a) such Lease is in full force and effect and is legal, valid, binding, and enforceable against the Company and, to the knowledge of the Company, the other parties thereto, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles;
          (b) except as set forth in Section 2.12(b) of the Disclosure Schedule, such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles;
          (c) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such

Lease, other than any such breaches, violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect;
          (d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;
          (e) except as set forth in Section 2.12(e) of the Disclosure Schedule, neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
          (f) to the knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and
          (g) the Company has no knowledge of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto.
     2.13 Intellectual Property.
          (a) Section 2.13(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary and (ii) each Customer Deliverable of the Company or any Subsidiary.
          (b) To the knowledge of the Company, each of the Company and the Subsidiaries owns or has the right to use all Patents and Trademarks included in the Company Intellectual Property necessary (i) to use, produce, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems as currently operated. Each of the Company and the Subsidiaries owns or has the right to use all Intellectual Property, other than the Patents and Trademarks included in the Company Intellectual Property, necessary (i) to use, produce, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems as currently operated. Except as set forth in Section 2.13(b) of the Disclosure Schedule, each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially similar terms and conditions as it was immediately prior to the Closing. The Company or the appropriate Subsidiary has taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company or the Subsidiaries (except pursuant to agreements or licenses specified in Section 2.13(d) of the Disclosure Schedule or agreements with academic institutions in the Ordinary Course of Business and agreements with customers set forth in Section 2.25 of the Disclosure Schedule), and, to the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

          (c) To the knowledge of the Company, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Patent or Trademark rights of any person or entity. None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights (other than Patent or Trademark rights) of any person or entity. To the knowledge of the Company, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Patent or Trademark rights of any person or entity; provided that for the purposes of this sentence, “knowledge” shall mean the actual knowledge of Carol Vallone, John Giordano, Barbara Ross, Peter Segall, Christopher Vento, Karen Gage and Robert Bean, without any inquiry. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights (other than Patent or Trademark rights) of any person or entity. Section 2.13(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation; and the Company has delivered or, if not delivered, made available to the Buyer complete and accurate copies of all written documentation in the possession of the Company or any Subsidiary relating to any such complaint, claim, notice or threat. The Company has delivered or, if not delivered, made available to the Buyer complete and accurate copies of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.
          (d) Section 2.13(d) of the Disclosure Schedule identifies each person or entity to which the Company or a Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property owned by or licensed to the Company or a Subsidiary, excluding academic institutions with agreements with the Company entered into in the Ordinary Course of Business and customers set forth on Section 2.25 of the Disclosure Schedule.
          (e) Section 2.13(e) of the Disclosure Schedule identifies each item of Company Intellectual Property which the Company has licensed from a party other than the Company or a Subsidiary, and the license or agreement pursuant to which the Company or a Subsidiary uses it (excluding off-the-shelf or freely or commercially downloadable software programs).
          (f) Section 2.13(f) of the Disclosure Schedule lists all Open Source Materials that the Company or a Subsidiary has distributed, the Customer Deliverables with which it has been distributed and whether the Open Source Materials have been modified. Except as set forth in the Disclosure Schedule, neither the Company nor any Subsidiary has (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any Customer Deliverables, (ii) distributed Open Source Materials in connection with any Customer Deliverables, or (iii) used Open Source Materials that (with respect to either clause (i), (ii) or (iii) above) (A) create, or purport to create, obligations for the Company or a Subsidiary with respect to software developed or distributed by the Company or a Subsidiary or (B) grant, or purport to grant, to any third party any rights or immunities under intellectual property rights. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary has distributed any Open Source Materials that require, as a condition of distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open

Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge.
          (g) Neither the Company nor any Subsidiary has disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Sections 2.13(f) and 2.13(g) of the Disclosure Schedule, and the Company has taken commercially reasonable measures to prevent disclosure of such source code.
          (h) All of the Intellectual Property (including all Patents and Trademarks listed on Section 2.13(a) of the Disclosure Schedule, but excluding all other Patents and Trademarks) incorporated in the Customer Deliverables has been (i) created by employees of the Company or a Subsidiary within the scope of their employment by the Company or a Subsidiary or by independent contractors of the Company or a Subsidiary who have executed agreements expressly assigning all right, title and interest in such Intellectual Property to the Company or a Subsidiary, or (ii) licensed pursuant to an agreement set forth in Section 2.13(e) of the Disclosure Schedule. No portion of such Intellectual Property was jointly developed with any third party.
          (i) The Customer Deliverables conform in all material respects to the written documentation and specifications therefor.
     2.14 Inventory. Neither the Company nor any Subsidiary had any tangible inventory as of the Most Recent Balance Sheet Date.
     2.15 Contracts.
          (a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:
               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;
               (ii) any agreement (or group of related agreements), excluding agreements in the Ordinary Course of Business with the customers of the Company or any Subsidiary set forth on Section 2.25 of the Disclosure Schedule, for the purchase or sale of products or for the furnishing or receipt of services pursuant to which (A) the Company has paid, or may be obligated to pay, more than the sum of $20,000 and has not yet received the products or services for which such payment has been or will be made, (B) the Company has received, or may be entitled to receive, more than the sum of $20,000 and has not yet delivered the products or services for which it has received or will receive such payment, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

               (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;
               (v) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);
               (vi) any agreement concerning confidentiality or noncompetition other than agreements with customers, employees or consultants in the Ordinary Course of Business;
               (vii) any employment or consulting agreement;
               (viii) any agreement presently in effect to which any current or former officer, director or stockholder of the Company or an Affiliate thereof is a party;
               (ix) any agreement, license, franchise, permit, or authorization presently in effect that may be, by its terms, terminated, materially impaired, or materially adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger, or the consummation of the transactions contemplated hereby;
               (x) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of Customer Deliverables entered into in the Ordinary Course of Business) pursuant to which the amount of indemnification exceeds $300,000;
               (xi) any other agreement (or group of related agreements) involving more than $10,000 and not entered into in the Ordinary Course of Business;
               (xii) any agreement pursuant to which the Company has granted, or may be obligated to grant in the future, to any party a source code license or option or other right to use or acquire any source code of the Company, including any agreements which provide for source code escrow arrangements; and
               (xiii) any other non-customer agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect.
          (b) The Company has delivered or made available to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure

Schedule and each agreement with those customers set forth on Section 2.25 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is in full force and effect, is legal, valid, binding and enforceable against the Company and, to the Company’s knowledge, against each other party thereto, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and, to the knowledge of the Company, no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such agreement, other than such breaches, violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.
     2.16 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims known to the Company. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims known to the Company. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable is subject to any contest, setoff or counterclaim by such account debtor.
     2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.
     2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid. To the knowledge of the Company, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy, other than premium increases in the Ordinary Course of Business. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.
     2.19 Litigation. As of the date of this Agreement, there is no Legal Proceeding which is pending or has been threatened in writing, or, to the knowledge of the Company, has been otherwise threatened against the Company or any Subsidiary which (a) seeks either money damages or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.
     2.20 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or license, substantially in the forms set forth in Section 2.20 of the Disclosure Schedule and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Since January 1, 2002, the Company and the Subsidiaries have not incurred any expenses in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions.
     2.21 Employees.
          (a) Section 2.21 of the Disclosure Schedule contains a list, as of the date of this Agreement, of all employees (such term meaning permanent and temporary, full-time and part-time employees) of the Company and each Subsidiary, along with the position and the annual rate of compensation of each such person, and the wage rates for non-salaried employees (by classification). Except as set forth in Section 2.21(a) of the Disclosure Schedule, each current employee of the Company or any Subsidiary, and each person who has been employed by the Company or any Subsidiary within the last two years, has entered into a confidentiality and assignment of inventions agreement with the Company or such Subsidiary, a copy or form of which has previously been delivered or, if not delivered, made available to the Buyer. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary; copies of such agreements have previously been delivered or, if not delivered, made available to the Buyer. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are not citizens of the United States. All of the Company’s employees who work in the United States are legally authorized to do so. The Company has no plans to terminate the employment of any key employee of the Company or any Subsidiary. No employee has notified the Company in writing that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise prior to six months after the Closing.
          (b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary. Except as provided in Section 2.21(b) of the Disclosure Schedule, the Company does not have any contract of employment or other employment severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will.
          (c) Any persons engaged by the Company as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws, except to the extent that a failure to have been so classified or engaged would, individually or in the aggregate, have a Company Material Adverse Effect. Hours worked by and payments made to employees of the Company have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters. Except as set forth in Section 2.21(c) of the Disclosure Schedule, the Company is not and never has been engaged in any dispute or litigation with an employee or former employee regarding matters pursuant to intellectual property or assignment of inventions.
          (d) The Company has complied in all material respects with all applicable federal, foreign, state or local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities, women and other individuals protected by applicable law. There are no claims pending, threatened in writing, or, to the knowledge of the Company, otherwise threatened to be brought, in any court or administrative agency by any former or current Company employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending, threatened in writing, or, to the knowledge of the Company, otherwise threatened in any court or administrative agency from any current or former employee or any other Person arising out of the Company’s status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise. The Company has not undergone any wage and hour investigations by any Governmental Entity in the last two years.
     2.22 Employee Benefits.
          (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Company Plan, have been delivered or, if not delivered, made available to the Buyer.
          (b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.
          (d) The Company Plan that is intended to be qualified under Section 401(a) of the Code is maintained pursuant to a prototype plan document that has received a favorable opinion letter from the Internal Revenue Service; such opinion letter has not been revoked, and no act or omission has occurred that would adversely affect the qualification of such Company Plan or materially increase its cost. Each Company Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.
          (e) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.
          (f) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
          (g) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Company Plan.
          (h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.
          (i) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
          (j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.
          (k) Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any

Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
          (l) Section 2.22(l) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time off, as well as the amount of such liabilities as of the Most Recent Balance Sheet Date.
     2.23 Environmental Matters.
          (a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws other than any failures to comply that would not have, individually or in the aggregate, a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.
          (b) Neither the Company nor any Subsidiary has any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.
          (c) Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.
          (d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

          (e) The Company has no knowledge of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.
     2.24 Legal Compliance. Each of the Company and the Subsidiaries is currently conducting, and has at all times conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice, written communication or, to the knowledge of the Company, other notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.
     2.25 Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than $10,000 in revenues of the Company during either the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and (b) each supplier that is the sole supplier of any significant product or service to the Company or a Subsidiary. No such customer or supplier has given the Company or any Subsidiary written notice of non-renewal during the twelve months prior to the date hereof. No purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.
     2.26 Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted, other than such Permits the failure to possess which would not have, individually or in the aggregate, a Company Material Adverse Effect. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.
     2.27 Certain Business Relationships With Affiliates. No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary except as set forth in Section 2.27(a) of the Disclosure Schedule, (b) to the knowledge of the Company, has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary (other than compensation and benefits owed by the Company to officers of the Company in the Ordinary Course of Business or pursuant to agreements set forth in Section 2.15 of the Disclosure Schedule). Section 2.27 of the Disclosure Schedule describes any commercial transactions or relationships between the Company or a Subsidiary and any Affiliate thereof, which occurred or have existed since the beginning of the time period covered by the Financial Statements.

     2.28 Financial Advisory Fees. Other than as set forth on Section 2.28 of the Disclosure Schedule, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.
     2.29 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices. Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.
     2.30 Non-Compete Agreements. Except as set forth on Section 2.30 of the Disclosure Schedule, neither the Company nor any Subsidiary is party to any agreement (written or oral) in the nature of a non-compete or exclusivity agreement or that otherwise limits or restricts the ability of the Company, or would after the Closing limit or restrict the ability of the Surviving Corporation or the Buyer, to compete or otherwise conduct its business in any manner or place.
     2.31 Government Contracts.
          (a) Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; to the knowledge of the Company, no such suspension or debarment has been threatened or initiated; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, any Subsidiary or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer). Neither the Company nor any Subsidiary has been or is now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company or any Subsidiary from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Company has no agreements, contracts or commitments, which require it to obtain or maintain a security clearance with any Governmental Entity.
          (b) Other than as set forth on Section 2.31 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any contract with a U.S. federal Governmental Entity. To the knowledge of the Company, no basis exists for any of the following with respect to any of its contracts or subcontracts with any Governmental Entity: (i) a Termination for

Default (as provided in 48 C.F.R. Ch.1 §52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 §52.241-1, 52.249-2 or similar sections), or (iii) a Stop Work Order (as provided in 48 C.F.R. Ch.1 §52.212-13 or similar sections). The Company has no reason to believe that funding may not be provided under any presently existing contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.
     2.32 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE TRANSITORY SUBSIDIARY
     Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):
     3.1 Organization, Qualification and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its certificate of incorporation and by-laws.
     3.2 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
     3.3 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, the HSR Act as well as premerger notification laws and regulations of other Governmental Entities, if applicable, and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or by-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets, except in the case of clause (c) above as would not have, individually or in the aggregate, a Buyer Material Adverse Effect.
     3.4 Buyer Financial Condition. The balance sheet of the Buyer as of June 30, 2005 as filed with the Securities and Exchange Commission in the Buyer’s Form 10-Q for the quarter then ended ( the “June 30, 2005 Balance Sheet”) (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) was prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto, and except as permitted by Form 10-Q under the Exchange Act), and (iii) fairly presents the consolidated financial condition of the Buyer as of June 30, 2005.
     3.5 Absence of Material Adverse Change. Since June 30, 2005, there has not occurred any materially adverse change in the financial condition of the Buyer as reflected on the June 30, 2005 Balance Sheet.
     3.6 Litigation. Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer’s knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     3.7 Interim Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.
ARTICLE IV
COVENANTS
     4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied. Without limiting the foregoing, the Buyer (a) shall not modify or amend the Commitment Letter to value the principal amount thereof less than the amount sufficient to consummate the transactions contemplated hereby and (b) shall not terminate the Commitment Letter unless the Buyer shall have obtained a replacement financing commitment of not less than the amount sufficient to consummate the transactions contemplated hereby.
     4.2 Governmental and Third-Party Notices and Consents.
          (a) Until such time as this Agreement is terminated by either or both Parties pursuant to Section 7.1, each Party shall cooperate and shall use all necessary efforts and take all necessary actions to obtain, at its expense (except as provided in Section 4.8), all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and thereafter shall use all necessary efforts and take all necessary actions to obtain an early termination of the applicable waiting period, to make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable, to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act and to avoid, contest and/or overcome any administrative or judicial action or order that would restrict, prevent or prohibit the consummation of the Merger. Nothing contained in this Agreement would require the Buyer or the Transitory Subsidiary to agree to divest, license or otherwise become subject to any limitations on, their respective rights effectively to acquire, control or operate the business of the Company, or divest itself of all or any portion of the Company’s business or the business, assets or operations of the Buyer or the Transitory Subsidiary, or any of their respective Affiliates. Each Party shall cooperate with the other Parties hereto in connection with making any filing under the HSR Act or premerger filings with other Governmental Entities, including, with respect to the Party making a particular filing, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith. The Company shall provide promptly following the request of Buyer any information required in connection with the preparation of merger filings with, and any information requested by, any Governmental Entity in respect of such filings. The Buyer shall be entitled to direct and oversee any proceedings or negotiations with any Governmental Entity relating to the government review of the Merger. The Company shall promptly inform Buyer of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority in respect of any such filings, investigation or other inquiry. The Company shall, to the extent practicable, provide reasonable prior notice of any meeting or communication with any Governmental Entity regarding any filings, investigation or other inquiry reviewing the transaction, such that the Buyer has reasonable opportunity to attend and participate at such a meeting or communication. The Company shall consult and cooperate with Buyer in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Company in connection with all meetings, actions and proceedings under or relating to any such application or filing. For the avoidance of doubt, all strategic decisions, presentations, submissions and any other documentation prepared in connection with the transactions contemplated by this Agreement (other than communication by the Company’s counsel in the ordinary course with representatives of Governmental Entities, of which such counsel shall keep Buyer’s counsel fully informed) shall be made or prepared by the Buyer, or reviewed by the Buyer to the extent the submission must be made by the Company, and the Company shall fully cooperate with Buyer in connection with the same. Neither the Buyer nor any subsidiary thereof is, or will become prior to the Effective Time, party to any agreement pursuant to which it is obligated, or may become obligated, to acquire any other entity, business or assets of an entity or business, the acquisition of which would reasonably be expected to materially delay or prevent the receipt of necessary HSR Act clearance of the transactions contemplated by this Agreement.
          (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Disclosure Schedule.
     4.3 Stockholder Approval.
     (a) The Company shall, as promptly as practicable, in accordance with its certificate of incorporation and by-laws and the applicable requirements of the Delaware General Corporation Law, solicit the written consents of the Company Stockholders for the Requisite Stockholder Approval. Within 20 days after the date of receipt of the Requisite Stockholder Approval, the Company shall send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent. In connection with such notice, the Company shall provide to its stockholders the Disclosure Statement, which shall include (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Indemnifying Stockholders, the escrow arrangements and the authority of the Indemnification Representatives, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms) and (B) a statement that appraisal rights are available for the Company Shares pursuant to

Section 262 of the Delaware General Corporation Law. The Buyer agrees to cooperate with the Company in the preparation of the Disclosure Statement and shall give the Company any comments on the Disclosure Statement within 3 business days of receipt of such Disclosure Statement. The Company agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer (which approval may not be unreasonably withheld, conditioned or delayed).
     (b) The Company’s board of directors shall not (i) subject to its fiduciary duties, withhold, withdraw or modify, in any manner adverse to the Buyer, the approval or recommendation by the Company’s board of directors with respect to the adoption of the Merger Agreement; (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company; or (iii) adopt, approve or recommend any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company.
     4.4 Operation of Business. Except (i) as contemplated by this Agreement, (ii) as set forth in Section 4.4 of the Disclosure Schedule or (iii) as otherwise consented to by the Buyer, during the period from the date of this Agreement to the Closing, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations (except for any failure to comply that, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect) and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, except as expressly set forth in this Agreement and except as set forth in Section 4.4 of the Disclosure Schedule, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the Buyer:
          (a) issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Preferred Shares, Options or Warrants outstanding on the date hereof and the grant of stock options to employees in the Ordinary Course of Business or as otherwise consented to by the Buyer, which consent shall not be unreasonably withheld or delayed), or amend any of the terms of (including the vesting of) any Options, Warrants or restricted stock agreements (except as contemplated in Section 1.8), or repurchase or redeem any stock, Options, Warrants or other securities of the Company (except (i) in connection with a net exercise of Options or (ii) from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

          (b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
          (c) other than in the Ordinary Course of Business, create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than out-of-pocket expenses advances to employees in the Ordinary Course of Business;
          (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule or any payments contemplated in Section 4.4(n) of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;
          (e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets and licenses of Customer Deliverables in the Ordinary Course of Business;
          (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;
          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;
          (h) amend its charter, by-laws or other organizational documents, except as contemplated on Schedule 4.4(h);
          (i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;
          (j) enter into, amend, terminate or waive any rights under any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule, other than in the Ordinary Course of Business; or to take or omit to take any action that would constitute a violation of or default under any such contract or agreement;
          (k) make or commit to make any capital expenditure, in excess of $50,000 per item or $250,000 in the aggregate, other than in the Ordinary Course of Business;

          (l) institute any Legal Proceeding other than in the Ordinary Course of Business or settle any Legal Proceeding for any amount in excess of $100,000;
          (m) take any action or fail to take any action otherwise permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;
          (n) other than as set forth on Section 4.4(n) of the Disclosure Schedule, make any payments to its employees in connection with the Merger; or
          (o) agree in writing or otherwise to take any of the foregoing actions.
          Notwithstanding the foregoing, the Company shall be permitted to purchase, at a cost of up to $100,000, a tail policy under the Company’s current directors’ and officers’ liability insurance policy.
     4.5 Access to Information.
          (a) The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries), subject to compliance with applicable law (including but not limited to antitrust law) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.
          (b) As soon as practicable, but in any event within 30 days, after the end of each month ending prior to the Closing (other than the last month of any fiscal year, which shall be subject to Section 4.5(c)), beginning with September 2005, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the financial statements described in clause (b) of the definition of Financial Statements. The Company shall use Reasonable Best Efforts to prepare such financial statements such that they present fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and such financial statements shall be consistent with the books and records of the Company and the Subsidiaries; provided that such financial statements will be subject to normal recurring year-end adjustments consistent with past practice and will not include footnotes.
          (c) Within 90 days after the end of each fiscal year ending prior to the Closing, beginning with 2005, the Company shall use Reasonable Best Efforts to furnish to the Buyer the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for such fiscal year.
          (d) Any information obtained by the Buyer from the Company or any Subsidiary with respect to the Company and the Subsidiaries (whether pursuant to this Section 4.5 or otherwise) shall be subject, to the extent applicable, to the terms and conditions of the Confidentiality Agreement dated February 11, 2005 between the Company and the Buyer, the terms of which as amended by Section 10.3 are incorporated herein by reference.
     4.6 Notice of Breaches.
          (a) From the date of this Agreement until the Closing, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representations or warranties of the Company in this Agreement or the Disclosure Schedule that are qualified as to materiality inaccurate or incomplete in any respect at any time after the date of this Agreement until the Closing or would render any other representation or warranty of the Company in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case this Section 4.6(a) shall apply with respect to inaccuracy or incompletion as of such date). No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.
          (b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representations or warranties of the Buyer in this Agreement that are qualified as to materiality inaccurate or incomplete in any respect at any time after the date of this Agreement until the Closing or would render any other representation or warranty of the Buyer in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case this Section 4.6(b) shall apply with respect to inaccuracy or incompletion as of such date). No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.
     4.7 Exclusivity.
          (a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, engage in, encourage or otherwise facilitate any inquiry, proposal, negotiation offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company, or (ii) subject to the following sentence, furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party, other than (A) pursuant to the existing contractual obligations of the Company set forth on Schedule 4.7, (B) the Buyer or (C) existing or potential Power Links partners, customers, consultants, vendors or suppliers in the Ordinary Course of Business; provided that, subject to the following sentence, nothing herein shall be deemed to prohibit any director of the Company who is a representative of a Company

Stockholder on the Company’s board of directors, from disclosing any such information to such Company Stockholder’s officers, directors, managers, general partners or financial or legal advisors if such recipients reasonably need to know such information and are bound by a professional duty or a contractual obligation of confidentiality with respect to such information. Notwithstanding anything herein to the contrary, the Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party with any intention to initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion of the nature described in clause (i) above.
          (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in clause (i) of paragraph (a) above were pending at the date of this Agreement that the Company is terminating such discussions or negotiations. If the Company receives any proposal, offer or written inquiry of the nature described in clause (i) of paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.
     4.8 Expenses.
          (a) Except as set forth herein, in the definition of Total Consideration and in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses and investment banking and financial advisor fees) incurred in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, any and all such costs and expenses of the Company and its Subsidiaries shall remain an obligation of the Surviving Corporation and the Subsidiaries (and not of the Company Stockholders) following the Merger, except as provided in Article VI of this Agreement.
          (b) Notwithstanding the foregoing, the Buyer shall reimburse the Company on a monthly basis for all reasonable legal fees and expenses of the Company’s antitrust counsel, incurred by the Company for services relating to antitrust issues in connection with the Merger since August 15, 2005.
     4.9 Indemnification. The Buyer shall not, for a period of five years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or by-laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing. The Buyer shall not terminate any tail policy under the Company’s directors’ and officers’ liability insurance presently in effect or acquired by the Company prior to Closing in accordance with the terms hereof; provided, however, that Buyer shall have no obligation to make any payments in connection therewith.

     4.10 Non-Solicitation. From the date of this Agreement until the earlier of (i) the Closing and (ii) 12 months following the termination of this Agreement, neither the Buyer nor the Company shall, without the consent of the other party, directly or indirectly, recruit, solicit, hire or retain any person who is an employee of the other party or who has been an employee of the other party during the period commencing 12 months prior to the date of this Agreement, or induce, or attempt to induce, an employee of the other party to terminate his or her employment with, or otherwise cease his or her relationship with, the other party; provided, however, that this Section 4.10 shall not apply to discussions or agreements between the Buyer and any employee of the Company regarding employment by the Buyer or the Surviving Corporation following the successful completion of the Merger.
     4.11 FIRPTA. Prior to the Closing, (i) the Company shall deliver to the Buyer and to the Internal Revenue Service notices, in a form reasonably satisfactory to Buyer, that the Company Shares are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) each of the Company Stockholders shall deliver to the Buyer certifications, in a form reasonably satisfactory to Buyer, that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code. If the Buyer does not receive either the notices or the certifications described above on or before the Closing Date, the Buyer, the Surviving Corporation, the Transitory Subsidiary, or the Payment Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.
     4.12 280G Covenant. Prior to the Closing Date, if so requested by any “disqualified individual” (as defined in Section 280G(c) of the Code), the Company shall submit to a stockholder vote the right of such “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder. Consistent with the requirements of Section 280G(b)(5)(B) and the Treasury Regulations, such vote shall establish the “disqualified individual’s” right to the payment, benefit or other compensation, and before the Closing Date, the Company shall provide adequate disclosure to all Company Stockholders of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations promulgated thereunder.
     4.13 Termination of Stockholder Agreements. The Company shall use Reasonable Best Efforts to cause the termination prior to the Closing of the Amended and Restated Investor Rights Agreement, dated as of August 30, 2000, by and among the Company and the other parties named therein and the Fifth Amended and Restated Stockholders Agreement, dated as of August 30, 2000, by and among the Company and the other parties named therein.
ARTICLE V
CONDITIONS TO CONSUMMATION OF THE MERGER
     5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;
          (b) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and, with respect to any necessary premerger filings with other Governmental Entities, any necessary filings have been made and approvals obtained, or waiting periods expired, as applicable;
          (c) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation; and
          (d) the period during which Company Stockholders may demand and perfect their rights to appraisal in accordance with Section 262(d) of the Delaware General Corporation Law shall have lapsed.
     5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:
          (a) the number of Dissenting Shares shall not exceed 15% of the number of outstanding Common Shares immediately prior to the Effective Time (calculated on a basis as if all outstanding Preferred Shares were converted into Common Shares);
          (b) Except as set forth on Section 5.2(b) of the Disclosure Schedule, the Company and the Subsidiaries shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company or the Subsidiaries;
          (c) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date) and except to the extent such representations and warranties are not true and correct as a result of any Company Permitted Adverse Effect; provided that the condition set forth in this Section 5.2(c) shall only be deemed not to have been satisfied if the failure of such representation(s) or warranty(ies) to be true and correct has a Company Material Adverse Effect;
          (d) the Company shall have performed or complied in all material respects with its agreements and covenants, other than pursuant to Section 10.1(b), required to be performed or complied with under this Agreement as of or prior to the Closing;
          (e) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;
          (g) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);
          (h) the Buyer shall have received from counsel to the Company an opinion in substantially the form attached hereto as Exhibit C, addressed to the Buyer dated as of the Closing Date;
          (i) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers, documents necessary to transfer signing authority for all Company bank accounts and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and
          (j) the Buyer shall have received such audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as are or will be required to be filed by the Buyer with the U.S. Securities and Exchange Commission, other than with respect to any filing by the Buyer under the Securities Act of 1933, as amended.
     5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions:
          (a) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer;
          (b) the representations and warranties of the Buyer and the Transitory Subsidiary shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date) and except to the extent such representations and warranties are not true and correct as a result of any Buyer Permitted Adverse Effect; provided that the condition set forth in this Section 5.3(b) shall only be deemed not to have been satisfied if the failure of such representation(s) or warranty(ies) to be true and correct has a Buyer Material Adverse Effect;
          (c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants, other than pursuant to Section 10.1(b), required to be performed or complied with under this Agreement as of or prior to the Closing;

          (d) the Buyer shall have delivered to the Company the Buyer Certificate;
          (e) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in substantially the form attached hereto as Exhibit D, addressed to the Company and dated as of the Closing Date; and
          (f) the Company shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
ARTICLE VI
INDEMNIFICATION
     6.1 Indemnification by the Indemnifying Stockholders. The Indemnifying Stockholders shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:
          (a) The failure of any representation or warranty made by the Company and the Subsidiaries in this Agreement or any other agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement to be true and correct as of the date of this Agreement or as of the Closing Date with the same effect as though such representation or warranty had been made on and as of the Closing Date, except to the extent such representation or warranty specifically relates to a date prior to the Closing Date (in which case such representation or warranty shall be true and correct as of such prior date) and except to the extent such representations and warranties are not true and correct as a result of any Company Permitted Adverse Effect;
          (b) any failure to perform any covenant or agreement of the Company contained in this Agreement or any agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement;
          (c) any failure of any Indemnifying Stockholder to have good and valid title to the issued and outstanding Company Shares issued in the name of such Indemnifying Stockholder, free and clear of all Security Interests;
          (d) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; or (iii) any rights under the certificate of incorporation or by-laws of the Company; or
          (e) any demand by one or more Company Stockholders for appraisal under Section 262 of the Delaware General Corporation Law, if such Company Stockholders hold, in the aggregate, more than 5% of the number of outstanding Common Shares immediately prior to the Effective Time (calculated on a basis as if all outstanding Preferred Shares were converted into Common Shares), it being understood that Damages in this case shall include, without limitation, litigation expenses incurred by the Buyer, the Company and the Surviving Corporation in connection with any such demand, as well as any amounts ultimately paid in settlement or satisfaction of the appraisal rights that exceed the Consideration otherwise issuable in respect of such Company Shares. Notwithstanding anything to the contrary herein, the Indemnifying Stockholders shall be liable only for the Excess Appraisal Rights Proportion of the Damages for any claim pursuant to this Section 6.1(e). For this purpose, the “Excess Appraisal Rights Proportion” shall be equal to a fraction (i) the numerator of which is (x) the percentage of the number of outstanding Common Shares represented by the Dissenting Shares less (y) 5%, and (ii) the denominator of which is the percentage of the number of outstanding Common Shares represented by the Dissenting Shares (with such percentages being calculated immediately prior to the Effective Time on a basis as if all outstanding Preferred Shares were converted into Common Shares).
     6.2 Indemnification by the Buyer. The Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting:
          (a) The failure of any representation or warranty made by the Buyer or the Transitory Subsidiary in this Agreement or any other agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement to be true and correct as of the date of this Agreement or as of the Closing Date with the same effect as though such representation or warranty had been made on and as of the Closing Date, except to the extent such representation or warranty specifically relates to a date prior to the Closing Date (in which case such representation or warranty shall be true and correct as of such prior date) and except to the extent such representations and warranties are not true and correct as a result of any Buyer Permitted Adverse Effect; or
          (b) any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or any agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement.
     6.3 Indemnification Claims.
          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 25 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying

Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to $50 million and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in, but not determine or conduct, such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise fully cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, provided, however, that such consent of the Indemnified Party shall not be required if (i) such settlement or judgment includes a complete release of the Indemnified Party from further liability and (ii) such settlement or judgment does not include any admission of liability on the part of the Indemnified Party (other than solely in respect of monetary payments, provided any such payments are paid by the Indemnifying Party) or impose any equitable relief upon the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
          (b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.
          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the

Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.
          (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, such Dispute shall be resolved in a state or federal court sitting in Washington, D.C., in accordance with Section 10.11. If the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).
          (e) For purposes of this Section 6.3 and the second and third sentences of Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Indemnification Representatives, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Indemnification Representatives. The Indemnification Representatives shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this Article VI. The Indemnification Representatives shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI.
     6.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall (a) survive the Closing and (b) expire on the date 12 months following the Closing Date; provided, however, that (i) Sections 2.2 and 2.3 shall survive for so long as applicable law shall permit a claim to be brought with respect thereto, and (ii) in the case of gross negligence, fraud or willful misconduct in the making of any representation or warranty, such representation or warranty shall survive for so long as applicable law shall permit a claim to be brought with respect thereto. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim (or a portion thereof) with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds (or appropriate portion thereof) to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.
     6.5 Limitations.
          (a) Notwithstanding anything to the contrary herein, after the Closing (i) the aggregate liability of the Indemnifying Stockholders for Damages under this Article VI shall not exceed the amount of the Escrow Fund and the Escrow Fund will be the sole and exclusive source from which the Buyer may collect any Damages from the Indemnifying Stockholders for which it is entitled to indemnification under this Article VI, and (ii) the Indemnifying Stockholders shall not be liable under this Article VI unless and until the aggregate Damages for which they would otherwise be liable under this Article VI exceed $375,000 (at which point the Indemnifying Stockholders shall become liable for the aggregate Damages under this Article VI in excess of $250,000); provided that the limitations set forth in this sentence shall not apply (w) to a claim by the Buyer against the Company following a termination of this Agreement prior to Closing, (x) to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.2 or 2.3, (y) to a claim pursuant to Section 6.1(c) or (z) in the case of gross negligence, fraud or willful misconduct; and further provided that the limitation in clause (ii) of this sentence shall not apply to a claim pursuant to Section 6.1(e). In addition, notwithstanding anything to the contrary herein, (i) except with respect to claims pursuant to Section 6.1(c), the aggregate liability of each Indemnifying Stockholder under this Article VI shall not exceed an amount equal to the value of the Consideration received by such Indemnifying Stockholder pursuant to this Agreement, (ii) no Indemnifying Stockholder shall be liable for any claim pursuant to Section 6.1(c) that relates to another stockholder of the Company, and (iii) except with respect to a claim pursuant to Section 6.1(c), the liability of the Indemnifying Stockholders under this Article VI shall be several, not joint, determined on a pro rata basis based on the percentage of the aggregate Consideration received by each such Indemnifying Stockholder pursuant to this Agreement.
          (b) Notwithstanding anything to the contrary herein, the Buyer shall not be liable under this Article VI unless and until the aggregate Damages for which it would otherwise be liable under this Article VI exceed $375,000 (at which point the Buyer shall become liable for the aggregate Damages under this Article VI in excess of $250,000); provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 6.2(a) relating to a breach of the representations and warranties set forth in Sections 3.2 or in the case of gross negligence, fraud or willful misconduct. Buyer’s liability under this Section VI is also subject to the limitations set forth in Article VIII, provided that the limitations set forth in Article VIII shall not apply in the case of a claim brought after the Closing related to gross negligence, fraud or willful misconduct.
          (c) After the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.
          (d) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.
          (e) In determining the amount of any Damages for which the Indemnified Party is entitled to indemnification, the amount of any such Damages shall be determined after deducting therefrom the amount of any insurance proceeds or other third party recoveries actually received by such Indemnified Party or any of its subsidiaries in respect of such Damages. If an indemnification payment is received by an Indemnified Party, and such Indemnified Party later received insurance proceeds or other third party recoveries in respect of the related losses, such Indemnified Party shall immediately pay to the Indemnifying Party a sum equal to the lesser of (i) the actual amount of insurance proceeds or other third party recoveries or (ii) the actual amount of the indemnification payment previously paid by the Indemnifying Party with respect to such losses.
          (f) The Indemnifying Stockholders shall not be liable to the Buyer for punitive damages; provided, however that this provision shall not prevent the Buyer from obtaining indemnification for punitive damages claimed against the Buyer in a Third Party Action pursuant to this Article VI.
     6.6 Limitation on Liability of Indemnification Representatives.
          (a) The Indemnification Representatives shall incur no liability to the Indemnifying Stockholders with respect to any action taken or suffered by them in reliance upon any notice, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for other action or inaction except their own willful misconduct or gross negligence. The Indemnification Representatives may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and the Indemnification Representatives shall not be liable to the Indemnifying Stockholders for anything done, omitted or suffered in good faith by the Indemnification Representatives based on such advice. The Indemnification Representatives are authorized by the Indemnifying Stockholders to incur expenses on behalf of the Indemnifying Stockholders in acting hereunder. If the Indemnification Representatives shall incur any loss, cost or expense in connection with their acting as such, the Indemnifying Stockholders will, on the written request of the Indemnification Representatives, reimburse the Indemnification Representatives for a proportionate amount thereof, determined on a pro rata basis based on the percentage of the aggregate Consideration received by each such

Indemnifying Stockholder pursuant to the Merger Agreement. Without limiting the generality of the foregoing, the Indemnification Representatives are authorized to deduct from any payment due to the Indemnifying Stockholders from the Escrow Fund the amount of such reimbursement, provided that, with respect to amounts still subject to claims by the Buyer, no such deduction from the Escrow Fund shall be made without the consent of the Buyer. The parties hereto understand and agree that the Indemnification Representatives are acting solely on behalf of and as agents for the Indemnifying Stockholders and not in their personal capacity, and in no event shall the Indemnification Representatives be personally liable to the Indemnifying Stockholders hereunder.
          (b) Each Indemnifying Stockholder agrees to indemnify the Indemnification Representatives, on a pro rata basis based on the percentage of the aggregate Consideration received by each Indemnifying Stockholder pursuant to this Agreement, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Indemnification Representatives in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Indemnifying Stockholder shall be liable for any of the foregoing to the extent they arise from an Indemnification Representative’s gross negligence or willful misconduct. An Indemnification Representative shall be fully justified in refusing to take or to continue to take any action hereunder unless he shall first be fully indemnified to his reasonable satisfaction by the Indemnifying Stockholders against any and all liability and expense which may be incurred by him by reason of taking or continuing to take any such action.
ARTICLE VII
TERMINATION
     7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:
          (a) the Parties may terminate this Agreement by mutual written consent;
          (b) the Buyer may terminate this Agreement (provided that the Buyer is not in material breach of this Agreement) by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;
          (c) the Company may terminate this Agreement (provided that the Company is not in material breach of this Agreement) by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (c) or (d) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

          (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after (i) the stockholders of the Company have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval or (ii) a court or Governmental Agency of competent jurisdiction over the Merger has issued a final, non-appealable order disapproving of the Merger or otherwise preventing the consummation of the Merger; and
          (e) the Buyer may terminate this Agreement by delivery of written notice to the Company at any time commencing 2 hours after the execution of this Agreement if the Requisite Stockholder Approval shall not have been obtained by the Company prior to delivery of such termination notice.
     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of any covenants under this Agreement prior to such termination and except as provided in Sections 4.8 and 7.3). For avoidance of doubt, the election by a Party to exercise any termination right available to it under Section 7.1 shall not constitute a breach of this Agreement.
     7.3 Liquidated Damages.
          (a) In the event that the Buyer terminates this Agreement other than pursuant to Section 7.1(a), (b), (d)(i) or (e), or the Buyer terminates this Agreement in breach of this Article VII, or if the Company terminates this Agreement pursuant to Section 7.1(c) or (d)(ii), then Buyer shall, within 15 days of such termination, pay (by wire transfer) to the Company liquidated damages of $15,000,000, provided that in no event shall Buyer be liable for any amount in excess of $15,000,000 pursuant to this Section 7.3. In addition, if Buyer terminates this Agreement pursuant to Section 7.1(b), the Company shall promptly, and in no event later than 15 days after the date of such termination, reimburse to Buyer all amounts previously paid by Buyer to the Company pursuant to Section 4.8(b).
          (b) Buyer and the Company agree that the agreements contained in Section 7.3(a) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.
ARTICLE VIII
LIMITATIONS OF LIABILITY
     8.1 Exclusions from Liability. Except as provided in Section 7.3, prior to the Closing Buyer shall not be liable to the Company, the Indemnifying Stockholders or any other person for indirect, consequential, exemplary, or punitive damages, including lost profits, regardless of the form of the action or the theory of recovery, even if Buyer has been advised of the possibility of such damages.
     8.2 Liability Cap. Buyer’s total aggregate liability for all claims arising from this Agreement, the negotiation of this Agreement, or the actions of any person in connection with the transactions contemplated by this Agreement, whether asserted by the Company, the Indemnifying Stockholders or any other person, including claims pursuant to Article VI or

Section 7.3, or claims alleging breach by the Buyer of this Agreement, shall be limited to $15,000,000, regardless of the form of the action or the theory of recovery, except in the case of fraud or as provided in the last sentence of Section 6.5(b).
     8.3 Exceptions to Limitations of Liability. The limitations set forth in Section 8.1 and 8.2 shall not apply with respect to obligations of Buyer pursuant to Section 4.8(b).
ARTICLE IX
DEFINITIONS
     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
     “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.
     “Agreed Amount” shall mean part, but not all, of the Claimed Amount.
     “Banking Fee Deduction” shall have the meaning set forth in Section 1.5(d).
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
     “Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clause (c) of Section 5.1 (insofar as such clause relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) and clauses (a) through (c) of Section 5.3 is satisfied in all respects.
     “Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Buyer. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.
     “Buyer Permitted Adverse Effect” shall mean any material adverse change, event, circumstance or development arising out of (a) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates, (b) changes in laws or interpretations thereof by any Governmental Entity or changes in accounting requirements or principles, (c) changes affecting generally the industries or markets in which the Buyer conducts business which do not have a disproportionate impact on the Buyer, (d) the consummation of the transactions contemplated hereby or any actions by the Buyer taken pursuant to this Agreement or in connection with the transactions contemplated hereby, (e) any natural disaster, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (f) any action required to be taken under any law or order or any existing agreement by which the Buyer (or any of its properties) is bound, or (g) the public announcement of this Agreement or the Merger, the pendency of the Merger or the performance by the Buyer of its obligations hereunder.

     “Buyer Reports” shall mean (a) the Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since January 1, 2005.
     “CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.
     “Certificates” shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares converted into Consideration pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)).
     “Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
     “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement.
     “Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties; provided that if Buyer requires additional time to consummate the financing contemplated by the Commitment Letter, the “Closing Date” shall mean the date up to 30 days (or such lesser number of days as shall be required to consummate such financing) after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commitment Letter” shall have the meaning set forth in Section 1.13.
     “Common Shares” shall mean the shares of common stock, $0.01 par value per share, of the Company.
     “Company” shall have the meaning set forth in the first paragraph of this Agreement.

     “Company Certificate” shall mean a certificate to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Subsidiary) of Section 5.2 is satisfied in all respects.
     “Company Intellectual Property” shall mean the Intellectual Property owned or used by or licensed to the Company or a Subsidiary and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.
     “Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company and the Subsidiaries, taken as a whole, (ii) the ability of the Buyer to operate the business of the Company and each of the Subsidiaries, taken as a whole, immediately after the Closing, substantially in the manner as such business was operated by the Company and the Subsidiaries, taken as a whole, immediately prior to the Closing or (iii) impairs the Company’s ability to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.
     “Company Permitted Adverse Effect” shall mean any material adverse change, event, circumstance or development arising out of (a) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates, (b) changes in laws or interpretations thereof by any Governmental Entity or changes in accounting requirements or principles, (c) changes affecting generally the industries or markets in which the Company and the Subsidiaries conduct business which do not have a disproportionate impact on the Company and the Subsidiaries, taken as a whole, (d) the consummation of the transactions contemplated hereby or any actions by the Company taken pursuant to this Agreement or in connection with the transactions contemplated hereby, (e) any natural disaster, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (f) any action required to be taken under any law or order or any existing agreement by which the Company or any of the Subsidiaries (or any of their respective properties) is bound, or (g) the public announcement of this Agreement or the Merger, the pendency of the Merger or the performance by the Company of its obligations hereunder.
     “Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate.
     “Company Shares” shall mean the Common Shares and the Preferred Shares together.
     “Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.
     “Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.
     “Consideration” shall have the meaning set forth in Section 1.5(b).

     “Controlling Party” shall mean the party controlling the defense of any Third Party Action.
     “Customer Deliverables” shall mean (a) the products that the Company or any Subsidiary (i) currently manufactures, markets, sells or licenses, or (ii) has manufactured, marketed, sold or licensed within the previous three years, or (iii) currently plans to manufacture, market, sell or license in the future and (b) the material services that the Company or any Subsidiary (i) currently provides, or (ii) has provided within the previous three years, or (iii) currently plans to provide in the future.
     “Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VI).
     “Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer.
     “Disclosure Statement” shall mean a written proxy or information statement containing the information prescribed by Section 4.3(a).
     “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
     “Dissenting Shares” shall mean Company Shares held by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.
     “Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.
     “Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.
     “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.
     “Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit E.
     “Escrow Agent” shall mean American Stock Transfer & Trust Company.
     “Escrow Cash” shall have the meaning set forth in Section 1.5(b).
     “Escrow Fund” shall have the meaning set forth in Section 1.9(a).
     “Excess Appraisal Rights Proportion” shall have the meaning set forth in Section 6.1(e).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.
     “Financial Statements” shall mean:
          (a) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the last three fiscal years, and
          (b) the Most Recent Balance Sheet and the unaudited consolidated statements of income and cash flows for the eight months ended as of the Most Recent Balance Sheet Date.

     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
     “HSR Act” shall have the meaning set forth in Section 2.4.
     “Indemnification Representatives” shall mean Dennis Beckingham and Marc Poirier.
     “Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.
     “Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.
     “Indemnifying Stockholders” shall mean the Company Stockholders receiving Consideration pursuant to Section 1.5.
     “Initial Cash” shall have the meaning set forth in Section 1.5(b).
     “Initial Cash Amount” shall have the meaning set forth in Section 1.5(d).
     “Initial Cash Per Share” shall have the meaning set forth in Section 1.5(d).
     “Intellectual Property” shall mean all:
          (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model and certificate of invention and design patents (“Patents”);
          (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof (“Trademarks”);
          (c) copyrightable works, copyrights and registrations and applications for registration thereof and renewal rights therefor;
          (d) mask works and registrations and applications for registration thereof;
          (e) schematics, computer software, firmware, technology and data;
          (f) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

          (g) all documentation, records, programmers’ notes and files relating to design, end-user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein; and
          (h) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions).
     “Internal Systems” shall mean the internal systems of the Company or any Subsidiary that are used in its business or operations, including computer hardware systems, software applications and embedded systems.
     “June 30, 2005 Balance Sheet” shall have the meaning set forth in Section 3.4.
     “knowledge” or “to the knowledge” shall mean, with reference to the Company, the actual knowledge, after due and diligent inquiry, of one or more of the following employees of the Company: Carol Vallone, John Giordano, Barbara Ross, Peter Segall, Christopher Vento, Karen Gage, Mike Patsos, Mary Donohoe, Christopher Smith, Matthew Plasker, Karen Johnston, Mitchell Alcon and Eileen Burk.
     “Lease” shall mean any lease or sublease pursuant to which the Company or a Subsidiary leases or subleases from another party any real property.
     “Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.
     “Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
     “Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.
     “Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.
     “Most Recent Balance Sheet Date” shall mean August 31, 2005.
     “Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

     “Open Source Materials” shall mean all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.
     “Option” shall mean each option to purchase or acquire Common Shares, whether issued by the Company pursuant to the Option Plan or otherwise.
     “Option Plan” shall mean the Company’s 1997 Stock Plan, as amended.
     “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
     “Owned Real Property” shall mean each item of real property owned by the Company or a Subsidiary.
     “Parties” shall mean the Buyer, the Transitory Subsidiary and the Company.
     “Patents” shall have the meaning set forth in the definition of Intellectual Property, above.
     “Payment Agent” shall mean American Stock Transfer & Trust Company or such other entity mutually agreeable to the Parties.
     “Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).
     “Preferred Shares” shall mean the shares of preferred stock, $0.01 par value per share, of the Company.
     “Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.
     “Requisite Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by the requisite holders of Company Shares, as required by the Company’s certificate of incorporation, as in effect at the time of such vote, and the Delaware General Corporation Law.
     “Response” shall mean a written response containing the information provided for in Section 6.3(c).
     “SEC” shall mean the Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.
     “Software” shall mean any of the software owned by the Company or a Subsidiary.
     “Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
     “Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.
     “Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.
     “Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.
     “Third Party Action” shall mean any claim, demand, action, cause of action, suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.
     “Total Consideration” shall have the meaning set forth in Section 1.5(d).
     “Total Consideration Per Share” shall have the meaning set forth in Section 1.5(d).
     “Trademarks” shall have the meaning set forth in the definition of Intellectual Property, above.
     “Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.

     “Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares, provided that Options and Preferred Shares shall not be considered Warrants.
ARTICLE X
MISCELLANEOUS
     10.1 Press Releases and Announcements.
          (a) No Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure) and the Buyer at its discretion shall be permitted to issue press releases after the Effective Time customary for a transaction of this nature.
          (b) The Parties have heretofore agreed to the content of a public communications plan relating to the period prior to the Effective Time. Notwithstanding anything to the contrary herein, each Party agrees, prior to the Effective Time, to use Reasonable Best Efforts to avoid making any statements to employees, customers, suppliers, business partners or other third parties in connection with this Agreement, as well as in any press releases or other public statements or disclosures relating thereto, that are materially inconsistent with the terms of such communications plan, except to the extent required to avoid making a material misstatement or omission. Each Party shall refrain from making any written statements that would reasonably be expected to create additional material contractual obligations to customers regarding the product and services offerings of any Party. Each Party will cooperate with the other Party in communicating any matters relating to the foregoing. Neither Party will be liable to the other Party in the event of a breach of this Section 10.1(b) for any indirect, consequential, exemplary, or punitive damages, including lost profits, regardless of the form of the action or the theory of recovery, even if such Party has been advised of the possibility of such damages.
     10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Consideration, (b) the provisions of Article VI concerning indemnification and (c) the provisions of Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein.
     10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated February 11, 2005 between the Buyer and the Company shall remain in effect in accordance with its terms until the earlier of the Effective Time or December 31, 2007; and the Parties hereby agree to extend its term accordingly.

     10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.4 is void.
     10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
     10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	Copy to:
WebCT, Inc	William B. Asher
6 Kimball Lane	Choate, Hall & Stewart LLP
Lynnfield, MA 01940	Two International Place
Attention: Chief Financial Officer	Boston, MA 02110
Facsimile: 781-224-4705	Facsimile: 617-248-4000

If to the Buyer or the Transitory Subsidiary:	Copy to:
Blackboard Inc.	Brent B. Siler
1899 L Street, NW	Wilmer Cutler Pickering Hale and Dorr LLP
Washington, DC 20036	1455 Pennsylvania Avenue, N.W.
Attention: General Counsel	Washington, DC 20004
Facsimile: 202-318-1281	Facsimile: 202-942-8484
Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
     10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     10.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in Washington, D.C. in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
     10.12 Construction.
          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

          (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
          (c) Any reference herein to “including” shall be interpreted as “including without limitation”.
          (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.
     10.13 Further Assurances. At any time and from time to time after the Closing, as requested by any Party hereto, the other Party shall promptly execute and deliver, or cause to be executed or delivered, all such documents, instruments and certificates, and shall take, or cause to be taken, all such further or other actions, as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BLACKBOARD INC.

By:	/s/ Michael L. Chasen

Title:	CEO

COLLEGE ACQUISITION SUB, INC.

By:	/s/ Matthew Small

Title:	President

WEBCT, INC.

By:	/s/ John Giordano

Title:	Executive Vice President
Chief Financial Officer and Treasurer